Exhibit 99.1

Boot Barn Holdings, Inc. Announces Third Quarter Fiscal Year 2025

Financial Results

IRVINE, California – January 30, 2025 – Boot Barn Holdings, Inc. (NYSE: BOOT) (the “Company”) today announced its financial results for the third fiscal quarter ended December 28, 2024. A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended December 28, 2024 compared to the quarter ended December 30, 2023:

●	Net sales increased 16.9% over the prior-year period to $608.2 million.
●	Same store sales increased 8.6% compared to the prior-year period, comprised of an increase of 8.2% in retail store same store sales and an increase of 11.1% in e-commerce same store sales.
●	Income from operations increased to $99.5 million, compared to $75.1 million in the prior-year period. Included in income from operations for the current period is a net benefit of $6.7 million primarily related to the Company’s former Chief Executive Officer’s (“CEO”) forfeiture of unvested long-term equity incentive compensation and the reversal of fiscal 2025 cash incentive bonus expense as a result of his resignation. These expenses were not deductible for income taxes.
●	Net income was $75.1 million, or $2.43 per diluted share, compared to $55.6 million, or $1.81 per diluted share, in the prior-year period. Included in the current period’s net income per diluted share is an estimated $0.22 benefit related to the former CEO’s resignation.
●	The Company opened 13 new stores, bringing its total store count to 438 as of the quarter end.

John Hazen, Interim Chief Executive Officer, commented, “I want to thank the entire Boot Barn team for their excellent execution and dedication during a busy holiday season, which resulted in strong third quarter results and earnings per diluted share above the high-end of our guidance range. The strength we saw in the business was once again driven by broad-based growth across all major merchandise categories, channels and geographies, resulting in a consolidated same store sales increase of 8.6%. We also grew total sales 16.9% compared to the prior-year period, driven in part by the 13 new stores we opened in the third quarter and the 39 new stores we have opened year-to-date through our third fiscal quarter. In addition to strong sales, we continued to maintain our full-price selling model, resulting in merchandise margin expansion of 130 basis points. As we enter our fourth fiscal quarter, we feel very good about the overall tone of the business and the future growth potential of the brand.”

Operating Results for the Third Quarter Ended December 28, 2024 Compared to the Third Quarter Ended December 30, 2023

●	Net sales increased 16.9% to $608.2 million from $520.4 million in the prior-year period. Consolidated same store sales increased 8.6%, with retail store same store sales increasing 8.2% and e-commerce same store sales increasing 11.1%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.
●	Gross profit was $238.9 million, or 39.3% of net sales, compared to $199.1 million, or 38.3% of net sales, in the prior-year period. Gross profit increased primarily due to an increase in sales and merchandise margin, partially offset by the occupancy costs of new stores. The increase in gross profit rate of 100 basis points was driven primarily by a 130 basis-point increase in merchandise margin rate, partially offset by 30 basis points of deleverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was primarily the result of supply chain efficiencies, better buying economies of scale, and growth in exclusive brand penetration. The deleverage in buying, occupancy and distribution center costs was driven by the occupancy costs of new stores.

●	Selling, general and administrative expenses were $139.4 million, or 22.9% of net sales, compared to $124.0 million, or 23.8% of net sales, in the prior-year period. The increase in selling, general and administrative expenses compared to the prior-year period was primarily the result of higher store payroll and store-related expenses associated with operating more stores, marketing expenses, and incentive-based compensation in the current year, partially offset by the Company’s former CEO’s forfeiture of unvested long-term equity incentive compensation and the reversal of fiscal 2025 cash incentive bonus expense as a result of his resignation. Selling, general and administrative expenses as a percentage of net sales decreased by 90 basis points primarily as a result of the aforementioned forfeiture of unvested long-term equity incentive compensation and reversal of 2025 cash incentive bonus expense.
●	Income from operations increased $24.3 million to $99.5 million, or 16.4% of net sales, compared to $75.1 million, or 14.4% of net sales, in the prior-year period, primarily due to the factors noted above.
●	Income tax expense was $24.1 million, or a 24.3% effective tax rate, compared to $19.4 million, or a 25.8% effective tax rate, in the prior-year period. The decrease in effective tax rate was primarily due to reductions in nondeductible expenses.
●	Net income was $75.1 million, or $2.43 per diluted share, compared to $55.6 million, or $1.81 per diluted share, in the prior-year period. The increase in net income is primarily attributable to the factors noted above.

Operating Results for the Nine Months Ended December 28, 2024 Compared to the Nine Months Ended December 30, 2023

●	Net sales increased 14.0% to $1.457 billion from $1.279 billion in the prior-year period. Consolidated same store sales increased 5.4%, with retail store same store sales increasing 4.8% and e-commerce same store sales increasing 9.7%. The increase in net sales was the result of incremental sales from new stores and the increase in consolidated same store sales.

●	Gross profit was $548.5 million, or 37.6% of net sales, compared to $475.0 million, or 37.2% of net sales, in the prior-year period. Gross profit increased primarily due to an increase in sales and merchandise margin, partially offset by the occupancy costs of new stores. The increase in gross profit rate of 50 basis points was driven primarily by a 100 basis-point increase in merchandise margin rate, partially offset by 50 basis points of deleverage in buying, occupancy and distribution center costs. The increase in merchandise margin rate was primarily the result of supply chain efficiencies, while the deleverage in buying, occupancy and distribution center costs was driven primarily by the occupancy costs of new stores.

●	Selling, general and administrative expenses were $358.8 million, or 24.6% of net sales, compared to $315.0 million, or 24.6% of net sales, in the prior-year period. The increase in selling, general and administrative expenses as compared to the prior-year period was primarily the result of higher store payroll and store-related expenses associated with operating more stores, corporate general and administrative expenses, and marketing expenses in the current year, partially offset by the Company’s former CEO’s forfeiture of unvested long-term equity incentive compensation and the reversal of fiscal 2025 cash incentive bonus expense as a result of his resignation. Selling, general and administrative expenses as a percentage of net sales was flat when compared to the prior-year period.

●	Income from operations increased $29.7 million to $189.7 million, or 13.0% of net sales, compared to $160.0 million, or 12.5% of net sales, in the prior-year period, primarily due to the factors noted above.

●	Income tax expense was $46.8 million, or a 24.6% effective tax rate, compared to $40.9 million, or a 25.8% effective tax rate, in the prior-year period. The decrease in effective tax rate was primarily due to reductions in nondeductible expenses and a higher tax benefit caused by an increase in tax deductions for share-based compensation in the current period, and changes to state enacted tax rates for the prior-year period.
●	Net income was $143.4 million, or $4.64 per diluted share, compared to net income of $117.6 million, or $3.84 per diluted share, in the prior-year period. The increase in net income is primarily attributable to the factors noted above.

Sales by Channel

The following table includes total net sales growth, same store sales (“SSS”) growth/(decline) and e-commerce as a percentage of net sales for the periods indicated below.

	Thirteen Weeks				Preliminary
	Ended	Four Weeks	Four Weeks	Five Weeks	Four Weeks
	December 28, 2024	Fiscal October	Fiscal November*	Fiscal December*	Fiscal January

Total Net Sales Growth	16.9%	14.4%	7.0%	23.2%	19.3%

Retail Stores SSS	8.2%	4.6%	(2.4)%	16.0%	7.2%
E-commerce SSS	11.1%	13.7%	2.2%	13.5%	17.1%
Consolidated SSS	8.6%	5.5%	(1.9)%	15.6%	8.3%

E-commerce as a % of Net Sales	12.2%	9.6%	10.2%	14.4%	11.3%

*Thanksgiving and Black Friday shifted from Fiscal November in fiscal year 2024 to Fiscal December in fiscal year 2025.

Balance Sheet Highlights as of December 28, 2024

●	Cash of $153 million.
●	Zero drawn under the $250 million revolving credit facility.
●	Average inventory per store increased approximately 1.0% on a same store basis compared to December 30, 2023.

Fiscal Year 2025 Outlook

The Company is providing updated guidance for the fiscal year ending March 29, 2025, superseding in its entirety the previous guidance issued in its second quarter earnings report on October 28, 2024.

For the fiscal year ending March 29, 2025 the Company now expects:

●	To open a total of 60 new stores.
●	Total sales of $1.908 billion to $1.918 billion, representing growth of 14.5% to 15.1% over the prior year.
●	Same store sales growth of approximately 5.4% to 5.9%, with retail store same store sales growth of approximately 4.8% to 5.4% and e-commerce same store sales growth of approximately 9.7% to 10.2%.
●	Gross profit between $711.6 million and $716.3 million, or approximately 37.3% to 37.4% of sales.
●	Selling, general and administrative expenses between $474.3 million and $475.2 million, or approximately 24.9% to 24.8% of sales.
●	Income from operations between $237.3 million and $241.1 million, or approximately 12.4% to 12.6% of sales.
●	Net income of $179.4 million to $182.2 million.
●	Net income per diluted share of $5.81 to $5.90, based on 30.9 million weighted average diluted shares outstanding.
●	Capital expenditures between $115.0 million and $120.0 million, which is net of estimated landlord tenant allowances of $30.2 million.

For the fiscal fourth quarter ending March 29, 2025, the Company expects:

●	Total sales of $451 million to $460 million, representing growth of 16.1% to 18.4% over the prior-year period.
●	Same store sales growth of approximately 5.3% to 7.8%, with retail store same store sales growth of approximately 4.7% to 7.2% and e-commerce same store sales growth of approximately 9.6% to 12.1%.
●	Gross profit between $163.1 million and $167.8 million, or approximately 36.2% to 36.5% of sales.
●	Selling, general and administrative expenses between $115.4 million and $116.4 million, or approximately 25.6% to 25.3% of sales.
●	Income from operations between $47.7 million and $51.4 million, or approximately 10.6% to 11.2% of sales.
●	Effective tax rate of 25.4%.
●	Net income per diluted share of $1.17 to $1.26, based on 30.9 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the third quarter of fiscal year 2025 is scheduled for today, January 30, 2025, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (844) 481-2552. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until February 28, 2025, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10196376. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 441 stores in 46 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to the Company’s current expectations and projections relating to, by way of example and without limitation, the Company’s financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 28,	March 30,
	2024	2024
Assets
Current assets:
Cash and cash equivalents	$152,914	$75,847
Accounts receivable, net	10,239	9,964
Inventories	690,285	599,120
Prepaid expenses and other current assets	45,942	44,718
Total current assets	899,380	729,649
Property and equipment, net	398,157	323,667
Right-of-use assets, net	453,051	390,501
Goodwill	197,502	197,502
Intangible assets, net	58,677	58,697
Other assets	6,252	5,576
Total assets	$2,013,019	$1,705,592
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$129,265	$132,877
Accrued expenses and other current liabilities	209,483	116,477
Short-term lease liabilities	70,302	63,454
Total current liabilities	409,050	312,808
Deferred taxes	37,789	42,033
Long-term lease liabilities	471,148	403,303
Other liabilities	4,460	3,805
Total liabilities	922,447	761,949

Stockholders’ equity:
Common stock, $0.0001 par value; December 28, 2024 - 100,000 shares authorized, 30,885 shares issued; March 30, 2024 - 100,000 shares authorized, 30,572 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	243,779	232,636
Retained earnings	866,429	723,026
Less: Common stock held in treasury, at cost, 298 and 228 shares at December 28, 2024 and March 30, 2024, respectively	(19,639)	(12,022)
Total stockholders’ equity	1,090,572	943,643
Total liabilities and stockholders’ equity	$2,013,019	$1,705,592

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 28,	December 30,	December 28,	December 30,
	2024	2023	2024	2023
Net sales	$608,170	$520,399	$1,457,355	$1,278,550
Cost of goods sold	369,301	321,292	908,879	803,564
Gross profit	238,869	199,107	548,476	474,986
Selling, general and administrative expenses	139,405	123,960	358,811	315,016
Income from operations	99,464	75,147	189,665	159,970
Interest expense	416	522	1,151	2,008
Other income, net	110	351	1,655	525
Income before income taxes	99,158	74,976	190,169	158,487
Income tax expense	24,092	19,352	46,766	40,930
Net income	$75,066	$55,624	$143,403	$117,557

Earnings per share:
Basic	$2.46	$1.84	$4.70	$3.90
Diluted	$2.43	$1.81	$4.64	$3.84
Weighted average shares outstanding:
Basic	30,559	30,293	30,501	30,117
Diluted	30,898	30,649	30,876	30,575

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirty-Nine Weeks Ended
	December 28,	December 30,
	2024	2023
Cash flows from operating activities
Net income	$143,403	$117,557
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	45,801	35,801
Stock-based compensation	8,194	10,429
Amortization of intangible assets	20	41
Noncash lease expense	49,316	40,361
Amortization and write-off of debt issuance fees and debt discount	81	81
Loss on disposal of assets	119	660
Deferred taxes	(4,244)	6,689
Changes in operating assets and liabilities:
Accounts receivable, net	(252)	2,905
Inventories	(91,165)	26,116
Prepaid expenses and other current assets	(1,515)	(5,945)
Other assets	(676)	855
Accounts payable	(3,388)	2,588
Accrued expenses and other current liabilities	80,678	28,476
Other liabilities	655	916
Operating leases	(36,340)	(27,071)
Net cash provided by operating activities	$190,687	$240,459
Cash flows from investing activities
Purchases of property and equipment	(108,361)	(91,297)
Proceeds from sale of property and equipment	55	—
Net cash used in investing activities	$(108,306)	$(91,297)
Cash flows from financing activities
Payments on line of credit, net	—	(66,043)
Repayments on debt and finance lease obligations	(646)	(655)
Tax withholding payments for net share settlement	(7,617)	(2,420)
Proceeds from the exercise of stock options	2,949	8,929
Net cash used in financing activities	$(5,314)	$(60,189)
Net increase in cash and cash equivalents	77,067	88,973
Cash and cash equivalents, beginning of period	75,847	18,193
Cash and cash equivalents, end of period	$152,914	$107,166

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$29,220	$45,637
Cash paid for interest	$1,047	$1,931
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$28,370	$15,427

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	December 28,	September 28,	June 29,	March 30,	December 30,	September 30,	July 1,	April 1,
	2024	2024	2024	2024	2023	2023	2023	2023
Store Count (BOP)	425	411	400	382	371	361	345	333
Opened/Acquired	13	15	11	18	11	10	16	12
Closed	—	(1)	—	—	—	—	—	—
Store Count (EOP)	438	425	411	400	382	371	361	345

Boot Barn Holdings, Inc.

Selected Store Data

								Fourteen
	Thirteen Weeks Ended							Weeks Ended
	December 28,	September 28,	June 29,	March 30,	December 30,	September 30,	July 1,	April 1,
	2024	2024	2024	2024	2023	2023	2023	2023
Selected Store Data:
Same Store Sales growth/(decline)	8.6%	4.9%	1.4%	(5.9)%	(9.7)%	(4.8)%	(2.9)%	(5.5)%
Stores operating at end of period	438	425	411	400	382	371	361	345
Comparable stores operating during period(1)	374	363	349	335	322	312	302	290
Total retail store selling square footage, end of period (in thousands)	4,877	4,720	4,547	4,371	4,153	4,027	3,914	3,735
Average retail store selling square footage, end of period	11,134	11,105	11,063	10,929	10,872	10,855	10,841	10,825
Average sales per comparable store (in thousands)(2)	$1,301	$952	$980	$917	$1,256	$950	$1,014	$1,092

(1)	Comparable stores have been open at least 13 full fiscal months as of the end of the applicable reporting period.
(2)	Average sales per comparable store is calculated by dividing comparable store trailing three-month sales for the applicable period by the number of comparable stores operating during the period.